As filed with the Securities and Exchange Commission on November 24, 1998.

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                          CORNELL CORRECTIONS, INC.
            (Exact Name of Registrant as Specified in its Charter)

                 DELAWARE                              76-0433642
(State of Incorporation or Organization)  (I.R.S. Employer Identification No.)

    1700 WEST LOOP SOUTH, SUITE 1500
             HOUSTON, TEXAS                                 77027
(Address of Principal Executive Offices)                  (Zip Code)

      SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

      TITLE OF EACH CLASS                     NAME OF EACH EXCHANGE ON
      TO BE SO REGISTERED               WHICH EACH CLASS IS TO BE REGISTERED
-------------------------------         ------------------------------------
COMMON STOCK ($0.001 PAR VALUE)            NEW YORK STOCK EXCHANGE, INC.

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |X|

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

 Securities Act registration statement file number to which this Form relates:

                                 Not Applicable

      SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                     NONE
                               (Title of Class)

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      The capital stock of Cornell Corrections, Inc., a Delaware corporation (the "Company"), to be registered on the New York Stock Exchange, Inc. (the "Exchange") is the Company's common stock, par value $0.001 per share (the "COMMON STOCK"). Holders of the Common Stock are entitled to one vote for each share held of record, in person or by proxy, at all meetings of the shareholders and on all propositions before such meetings. The Common Stock does not have cumulative voting rights in the election of directors. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are fully paid and non-assessable. The payment of dividends to the holders of Common Stock is within the discretion of the Board of Directors; however, the Second Amended and Restated Credit Agreement dated as of October 31, 1997, currently prohibits the payment of dividends.

ITEM 2.     EXHIBITS.

      The following exhibits are filed with each copy of this Registration Statement filed with the New York Stock Exchange, Inc., but not with the copies of this Registration Statement filed with the Securities and Exchange
Commission:

EXHIBIT NO.       DESCRIPTION OF EXHIBITS

      1. Company's Annual Report and Form 10-K for the year ended December 31, 1997.

      2. Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

      3. Company's Proxy Statement for the Annual Meeting of Stockholders held on April 7, 1998.

      4.1   Company's Restated Certificate of Incorporation.

      4.2   Company's Amended and Restated Bylaws.

      5.    Specimen Common Stock Certificate.

                                  SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Dated: November 24, 1998            CORNELL CORRECTIONS, INC.


                                    By:/s/ BRIAN BERGERON
                                           Brian Bergeron
                                           Chief Financial Officer and Treasurer